UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 24, 2011

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 24, 2011, Verizon Communications Inc. (Verizon) guaranteed the payment of principal, interest and premium (if any) when due on all of the outstanding debentures and first mortgage bonds of its 10 domestic operating telephone company subsidiaries. These subsidiaries are: Verizon California Inc., Verizon Delaware LLC, Verizon Florida LLC, Verizon Maryland Inc., Verizon New England Inc., Verizon New Jersey Inc., Verizon New York Inc., Verizon Pennsylvania Inc., GTE Southwest Incorporated d/b/a Verizon Southwest and Verizon Virginia Inc. These subsidiaries have not issued long-term debt securities to the public since 2003. Verizon will no longer provide separate financial information about these subsidiaries on its investor relations website, commencing with financial statements for the first quarter of 2011.

The guarantees cover 31 series of debt, with a total outstanding principal amount of more than $8 billion. Each guarantee will terminate upon the first to occur of: (a) the redemption, legal defeasance or payment in full of the applicable series of debt, (b) the satisfaction and discharge of the indenture related to the applicable series of debt, (c) the agreement to terminate the guarantee by Verizon and all of the holders of the applicable series of debt, or (d) the issuer (or any successor thereto under the terms of the indenture) of the applicable series of debt no longer being a wholly-owned direct or indirect subsidiary of Verizon. Each guarantee may only be amended with the consent of all of the holders of the applicable series of debt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	June 24, 2011	/s/ Robert J. Barish
Robert J. Barish
Senior Vice President and Controller